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                                                                    EXHIBIT 4.11

                                CONTRIBUTION NOTE

AMOUNT                                                                 DATE

         For value received, Ampex Corporation, a Delaware corporation (the "Obligor"), promises to pay to the order of Hillside Capital Incorporated a Delaware corporation (the "Holder"), the amount of $________ (the "Principal Amount"), together with interest computed at the rate provided for in the Agreement, dated December 1, 1994 but effective as of November 22, 1994 (as the same may be amended from time to time, the "Agreement"), among the Ampex Group, the Limited Hillside Group and the Sherborne (each as defined therein). Principal and the interest payments shall be made in accordance with the provisions of Article II of the Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Holder, 405 Park Avenue, New York, New York 10022.

         Interest shall be paid quarterly, in arrears, commencing on December15, 2001, and $________ of the Principal amount shall be due and payable on the first anniversary of the date hereof, and the balance of the Principal Amount shall be due and payable on the fourth anniversary of the date hereof.

         This Note may not be transferred to any person who is not a member of the Hillside Group or the Sherborne Group.

         This Note is one of the Notes referred to in the Agreement. Terms defined in the Agreement are used herein with the same meanings. Reference is made to the Agreement for provisions for the repayment hereof and the acceleration of the maturity hereof and other provisions governing this Note.



                                                 AMPEX CORPORATION


                                                 By:
                                                    ----------------------------
                                                    Craig L. McKibben
                                                    Vice President